UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): April 21, 2004

                           SOUTHWEST COMMUNITY BANCORP
             Incorporated Under the Laws of the State of California


      000-50545                                           30-0136231
Commission File Number                      I.R.S Employer Identification Number

                               5810 El Camino Real
                           Carlsbad, California 92008
                            Telephone: (760) 918-2616




                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)


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Item 5. Other Events

         On April 21, 2004, Southwest Community Bancorp's Board of Directors declared a three-for-two stock split on the outstanding shares of the Company's no par value common shares. The Board resolution authorizing the stock split fixed the record date for the stock split as May 20, 2004, the desired effective date for filing a Certificate of Amendment of the Company's Articles of Incorporation with the California Secretary of State. It is anticipated that the stock split will be paid on or about June 4, 2004.

         As of April 21, 2004, there were 1,961,296 shares of the common stock issued and outstanding. Accordingly, as a result of the stock split there will be approximately 2,941,944 shares outstanding, subject to adjustment as may be required for fractional interests, or as may be required by the issuance of any additional shares of common stock as the result of the exercise of stock options or outstanding warrants.

         The Board of Directors also determined that fractional interest resulting from the stock split will be resolved in cash based upon the fair market value of the Company's common stock on the effective date for the stock split.

         The record date and the effective date for the stock split are dependent upon the timely filing of a Certificate of Amendment with the California Secretary of State. If there is any delay in the filing of the Certificate of Amendment, the effective date and record date will be delayed accordingly.








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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                            SOUTHWEST COMMUNITY BANCORP


DATE: April 21, 2004                    By: /s/ Frank J. Mercardante
                                            ------------------------------------
                                                Frank J. Mercardante
                                                       President and
                                             Chief Executive Officer